MGI SECURITIES

26 Wellington Street East, Suite 900
Toronto, ON M5E 1S2

416.864.6477 Main
1.866.269.7773 Toll Free
416.864.6485 Fax

January 24, 2011

Canyon Copper Corp.
1199 West Pender Street, Suite 408
Vancouver, British Columbia
V6E 2R1

Attention: Tony Harvey, Chairman

Re: **Proposed Private Placement of up to 4,285,714 Units of Canyon Copper Corp.**

Dear Mr. Harvey:

Subject to the terms and conditions herein, including in the term sheet attached as Schedule "A" (the "**Term Sheet**"), MGI Securities Inc. ("**MGI**" or the "**Agent**") would be pleased to act on behalf of Canyon Copper Corp. ("**Canyon**" or the "**Corporation**") as agent on a best efforts basis in connection with a private placement (the "**Brokered Offering**") of units (the "**Units**") of the Corporation (subject to all necessary regulatory approvals); each Unit will consist of one common share (a "**Unit Share**") with one-half of one common share purchase warrant (each whole common share purchase warrant hereinafter referred to as (a "**Warrant**"). Subject to the warrant conversion provisions set out in the Term Sheet, each whole Warrant will entitle the holder thereof to purchase one additional common share of the Corporation (a "**Warrant Share**") at an exercise price of CDN$0.50 per Warrant Share (or such other price as the Corporation and the Agent may agree) to the extent such Warrant is exercised on or before the date that is 18 months from the date (the "**Liquidity Date**") the common shares of the Corporation are listed on a recognized stock exchange in Canada (the "**Warrant Exercise Period**").

The Corporation also plans to complete a non-brokered offering of up to $2,000,000 in Units (the "**Non-Brokered Offering**"), or such other allocation as the Agent and the Corporation shall agree (the "**Allocation Adjustment**"), with certain subscribers that purchase Units directly from the Corporation (the "**Exempt Subscriptions**"), which Non-Brokered Offering shall close before or concurrently with the Brokered Offering. The maximum gross proceeds to be raised under the Brokered Offering and the Non-Brokered Offering (collectively, the "**Offering**") shall not exceed a maximum of CDN$4,500,000.

The purpose of this letter is to set forth our mutual understanding of the terms of our engagement.

The Agent proposes the following terms and conditions:

Agency Agreement: The Agent and Canyon, prior to the closing (the "**Closing**") of the Brokered Offering, will negotiate, in good faith, an agency agreement (the "**Agency Agreement**") which **shall incorporate the terms and conditions hereof and contain such additional representations, warranties, covenants, notifications, indemnities, contribution provisions, rights of first refusal and conditions customary for transactions of this nature**, including due diligence out, market out, disaster out and material change out provisions.

Conditions: The Brokered Offering will be made outside the U.S. pursuant to an exemption from registration under Regulation S of the U.S. *Securities Act of 1933*, as amended (the "**1933 Act**"). No securities comprised in the Brokered Offering will be offered in the US. The Unit Shares and Warrants (and upon exercise, the Warrant Shares underlying the Warrants) comprised within the Units will be considered "restricted securities" under applicable U.S. securities laws and therefore cannot be re-sold, pledged, assigned or otherwise disposed of in the United States unless (i) they are subsequently registered under the 1933 Act or (ii) an exemption from such registration is available for the re-sale

of such securities and an opinion of counsel acceptable to the Corporation that the transfer is not in violation of any federal or state securities laws or regulations is provided to the Corporation. The Corporation will apply to have the Unit Shares and the Warrant Shares underlying the Warrants comprised within the Units listed on the TSX Venture Exchange, a division of TSX Venture Exchange Inc. (the "**TSXV**") or such other mutually agreed recognized stock exchange in Canada.

Due Diligence: Canyon shall allow the Agent and its representatives to conduct all due diligence investigations that the Agent may reasonably require to fulfill its obligations as Agent. Such due diligence shall be completed to the satisfaction of the Agent prior to the Closing of the Brokered Offering.

Syndication: The Agent will be permitted to syndicate the Brokered Offering. The Agent, and any syndicated agent, shall offer the Units only to non US residents.

Listing and Reporting Issuer Status: On or before Closing, the Corporation shall file their final listing application with the TSX Venture Exchange, a division of TSX Venture Exchange Inc. (the "**TSXV**"), or such other recognized Canadian stock exchange as the Corporation and the Agent may agree, to have the Unit Shares comprised within the Units and the Warrant Shares underlying the Warrants comprised within the Units listed on the TSXV. On or before Closing the Corporation shall provide the Agent with a copy of the final listing application filed with the TSXV and the TSXV conditional listing approval (the "**TSXV Conditional Approval**"), which approval shall be subject only to the Corporation completing the financing contemplated herein (the "**TSXV Financing Condition**") or such other conditions as the Corporation and the Agent may agree.

Removal of U.S. Restrictive Legends: Subject to Canyon and its legal counsel receiving an acceptable declaration from the Agent and the holder of the Shares and/or Warrant Shares, as applicable, Canyon will take such steps as reasonably necessary to cause any U.S. legends restricting the resale of the Shares and the Warrant Shares under the Brokered Offering to be removed at Canyon's expense.

Currency: All amounts are in Canadian dollars unless otherwise stated.

Work Fees: Canyon will pay to the Agent upon execution of this engagement letter a non-refundable work fee of CDN$10,000 plus HST for the Agent's legal counsel, such fee to be credited against the Agent's legal costs on Closing

Costs and Expenses: Whether or not the Brokered Offering is completed, reasonable offering costs, travel expenses and other expenses including the fees of the Agent's designated legal counsel plus disbursements and taxes (collectively, the "**Agent's Expenses**") shall be borne by the Corporation, such Agent's Expenses to be paid to the Agent upon receipt of the Agent's statement of expenses: (i) at Closing or (ii) upon the termination of the Brokered Offering.

Indemnity: The indemnity appended as Schedule "B" hereto is incorporated herein by reference and forms a part of this engagement letter. The provisions of Schedule "B" shall survive completion of the Offering and shall continue in full force and effect to the benefit of the Agent.

Confidentiality: The Agent will keep all information, data and documents provided to it in connection herewith confidential and shall not disclose any of the same not previously disclosed to the public except: (a) to employees and agents of the Corporation or its affiliates and to those officers, employees, agents and advisors of the Agent who require access thereto for the purpose of permitting the Agent to execute its obligations hereunder and who agree to keep such information, data and documents confidential and not to disclose the same; (b) as may be required by law in connection with any legal, stock exchange or regulatory proceedings or (c) with the consent of the Corporation.

Jurisdiction: This agreement will be governed by and construed according to the laws prevailing in the Province of Ontario and the federal laws of Canada applicable therein.

Counterparts: This agreement may be executed in one or more counterparts, in facsimile, portable electronic document format (**"PDF"**) or original form, and when so executed shall form one agreement.

Termination: If this agreement is terminated prior to Closing, all the provisions contained herein shall be null and void, save and except for: (i) reimbursement of the Agent's Expenses, which shall be paid within 5 days of such termination and (ii) the Indemnity attached hereto as Schedule "B", which shall survive termination.

THIS SPACE LEFT BLANK INTENTIONALLY

ARH

If the foregoing accurately reflects your understanding of the terms of the Offering, please execute this letter where indicated below and return a copy to the Agent together with a cheque for CDN$11,300 (representing the non-refundable work fee plus HST as set out above) on or before January 25, 2011, whereupon this letter shall become a binding agreement between us.

Yours very truly,

MGI SECURITIES INC.

Per:

Name: Mark Arthur
Title: Chief Executive Officer

I have authority to bind the Agent

THE FOREGOING accurately reflects the terms of the transaction which we hereby agree to enter into and the undersigned agrees to be legally bound hereby.

Accepted this 26TH day of January, 2011.

CANYON COPPER CORP.

Per:

Name: Tony Harvey
Title: Chairman

I have authority to bind the Corporation

MGI SECURITIES

SCHEDULE "A"

CANYON COPPER CORP.
Term Sheet
Private Placement of Units

Issuer:	Canyon Copper Corp. (the "**Corporation**")
Agent:	MGI Securities Inc. (the "**Agent**")
Description of Agency:	The Agent will act as the Corporation's exclusive agent to sell units (the "**Units**") in the capital of the Corporation as presently constituted in a private placement (the "**Private Placement**") on a best efforts basis. The Agent is not obligated under any circumstances to purchase any Units but may choose to do so in its sole discretion.
Private Placement:	Private Placement of up to an aggregate of 4,285,714 Units (the "**Brokered Offering**"), or such other amount as the Corporation and the Agent may agree (the "**Allocation Adjustment**"). Each Unit will consist of one common share (a "**Unit Share**") with one-half of one common share purchase warrant (each whole common share purchase warrant hereinafter referred to as a "**Warrant**").
Common Share Purchase Warrants:	Subject to the Warrant conversion provision below, each whole Warrant will entitle the holder thereof to purchase one additional common share of the Corporation (a "**Warrant Share**") at an exercise price of CDN$0.50 per Warrant Share (or such other price as the Corporation and the Agent may agree) to the extent such Warrant is exercised on or before the date that is 18 months from the date (the "**Liquidity Date**") the common shares of the Corporation (the "**Common Shares**") are listed on a Recognized Exchange (as defined herein) (the "**Warrant Exercise Period**").
Warrant Conversion	Subsequent to the end of any statutory hold periods, in the event the Common Shares of the Corporation close for any 10 consecutive trading day trading period on a Recognized Exchange at a weighted average price of CDN$0.60 or above (or such other price as the Corporation and the Agent may agree), the Corporation shall have the right to require conversion of the Warrants at the exercise price therefor by providing the notice (the "**Conversion Notice**") to the holder thereof within 10 days of such event. Upon receipt of the Conversion Notice the holder must exercise any Warrants then held in accordance with their terms within 30 days of receipt of such notification (the "**Conversion Deadline**"), after which Conversion Deadline any unexercised Warrants shall be deemed to have expired.
Over-Allotment Option:	The Corporation will grant to the Agent an over-allotment option (the "**Over-Allotment Option**") to purchase up to CDN$1,000,000 in additional Units issued pursuant to the Brokered Offering at a price equal to the Issue Price. If exercised, such Over-Allotment Option must be exercised within 5 business days of the final Closing Date and completed within 10 business days of the final Closing Date.
Non-Brokered Private Placement:	Subject to the Allocation Adjustment, the Corporation also plans to complete a non-brokered offering of up to an additional CDN$2,000.000 in Units (the "**Non-Brokered Offering**") on the same terms and conditions as the Brokered Offering, such Units to be issued to certain purchasers that place subscriptions directly with the Corporation (the "**Exempt Subscriptions**").

MGI SECURITIES

The Non-Brokered Offering shall close before or concurrently with the Brokered Offering (collectively referred to as the "**Offering**"). The maximum gross proceeds to be raised under the Offering, including the Over-Allotment Option, shall not exceed a maximum of CDN$4,500,000.

Issue Price:	CDN$0.35 per Unit Share) or such other price as the Corporation and the Agent may agree).
Size of the Brokered Offering:	Up to CDN$1,500,000 in Units or such other amount as the Corporation and the Agent may agree pursuant to the Allocation Adjustment.
Use of Proceeds:	To cover the exploration and the development of the Corporation's properties in Nevada, the expenses of the Offering and for general working capital.
Brokered Offering Jurisdictions:	The Brokered Offering may be sold only outside the United States.
Closing:	Subject to receipt of any regulatory approvals, all subscriptions for Units are anticipated to be completed and accepted by the Corporation on closing (the "**Closing**") to be effected on or before the close of business on March 16, 2011 or such other dates as agreed to by the Agent and the Corporation (the "**Closing Date**"). Upon Closing, funds are to be released to the Corporation net of commissions and expenses. The Corporation reserves the right to Close the Offering in one or more tranches.
Liquidity Event	As a condition of the Brokered Offering, the Corporation will undertake to use its best efforts to complete a liquidity event (a "**Liquidity Event**") which results in (i) a distribution to the public of Common Shares pursuant to a prospectus offering in Canada and the concurrent listing of the Common Shares for trading on a recognized Canadian exchange (a "**Recognized Exchange**") or (ii) another transaction as a result of which all outstanding Common Shares, or the securities of another issuer issued in exchange for all such outstanding Common Shares, are traded on a Recognized Exchange and are freely tradable within six months from the final Closing Date of the Brokered Offering.
OTCBB Listing:	The Unit Shares comprised within the Units and the Warrant Shares underlying the Warrants comprised within the Units issued on Closing will be listed on the U.S. Over-the-Counter Bulletin Board ("**OTCBB**") under the symbol CNYC.
US Reporting Status:	The Corporation agrees with the Agent that it will undertake to (i) take such steps as are necessary and (ii) file such document as are necessary such that Corporation shall maintain its "reporting" status under section 13(a) of the United States Securities Exchange Act of 1934 (the "**1934 Act**") for a period of 12 months from the final Closing Date provided that the foregoing will not restrict the ability of the Corporation to complete a merger, sale, acquisition or similar transaction, so long as the resulting corporation from such transaction is a "reporting" company under the 1934 Act.

ARH

US Resale Restrictions:	The Unit Shares and the Warrants issued on closing and any shares issued on exercise of the Warrants will not have been registered under the United States *Securities Act of 1933* (the **"US Securities Act"**), and will have been offered and sold in reliance upon exemptions from the registration requirements of the US Securities Act, such securities may not be reoffered for sale or resold or otherwise transferred in the United States unless they are registered under the applicable provisions of the US Securities Act or pursuant to an available exemption from the registration requirements of the US Securities Act. At the present time, Rule 144 of the US Securities Act permits a non-affiliate of the Corporation to re-sell in the United States after six months provided the Corporation is in compliance with the filing requirements under the US Securities Exchange Act of 1934.
BC Reporting Issuer Resale Restrictions:	The Corporation is a reporting issuer in the province of Bristish Columbia pursuant to BC Instrument 51-509 - Issuers Quoted in the U.S. Over-the-Counter Market (**"BCI 51-509"**) and up until the date the Corporation completes the Liquidity Event or unless otherwise permitted under the US Securities Act and BCI 51-509, the holder of the Unit Shares and Warrants issued on Closing and any Warrant Shares issued upon due exercise of the Warrants must not trade such securities in, to or from British Columbia unless the conditions in section 12(2) of BCI 51-509 are met.
Canadian (Non-BC) Resale Restrictions:	Subject to compliance with any resale or transfer restrictions under the US Securities Act, the Unit Shares and Warrants issued on Closing and any Warrant Shares issued upon due exercise of the Warrants that are not traded in, to or from British Columbia will be subject to a Canadian hold period of 4 months and a day from the Closing Date.
Right of First Refusal:	The Agent shall have the Right of First Refusal to act as Agent for the Corporation with respect to any subsequent financing undertaken by the Corporation for a period of 18 months from the Liquidity Date.
Costs and Expenses:	Whether or not the Brokered Offering is completed, reasonable offering costs, due diligence expenses, travel expenses and other expenses including the fees of the Agent's designated legal counsel plus disbursements and taxes shall be borne by the Corporation.
Agent's Commission:	The Corporation shall pay at Closing, or on each Closing Date in the event of multiple Closings, a cash commission equal to 6% of the aggregate gross proceeds from the sale of Units sold pursuant to the Brokered Offering and the Over-Allotment Option (for greater certainty, such amount to exclude the Exempt Subscriptions) and such other work fees as the Agent and the Corporation may agree with respect to any consulting or advisory services the Agent has provided to the Corporation, the details of which shall be agreed by the Agent and the Corporation on or before Closing. In addition, the Corporation will issue to the Agent, at Closing, or on each Closing Date in the event of multiple Closings, non-transferable compensation options (the **"Agent's Compensation Options"**) equal to 6% of an aggregate number of Units sold pursuant to the Brokered Offering and the Over-Allotment Option (for greater certainty, such amount to exclude the Exempt Subscriptions). Each Agent's Compensation Option entitles the Agent to purchase one unit of the Corporation (an **"Agent's Unit"**) at CDN$0.35 per Agent's Unit (or such other price as the Corporation and the Agent may agree) at any time prior to the date that is 18 months from the Liquidity Date. Each Agent's Unit will consist of one Common Share (an **"Agent's Share"**) with one-half of one Common Share purchase warrant (each whole Common Share purchase warrant hereinafter referred to as (an **"Agent's Warrant"**). Each whole Agent's Warrant will entitle the holder thereof to purchase one additional Common Share of the Corporation (an **"Agent's Warrant Share"**) at an exercise price of CDN$0.50 per Agent's Warrant Share (or such other price as the Corporation and the Agent may agree)

ARA

to the extent such Agent's Warrant is exercised on or before the date that is 18 months from the Liquidity Date.

ARA

SCHEDULE "B"

INDEMNITY

Canyon Copper Corp. (the "**Indemnitor**") hereby agrees to indemnify and hold MGI Securities Inc. (the "**Agent**") and each of the directors, officers, employees, sub-agents and shareholders of the Agent (hereinafter referred to as the "**Personnel**") harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, whether joint or several (excluding lost profits and any other indirect or consequential damages but including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Agent to which the Agent and/or its Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by the Agent and its Personnel hereunder or otherwise in connection with the matters referred to in the attached letter agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(i) the Agent or its Personnel have been negligent or exercised bad faith in the course of such performance; and

(ii) the expenses, losses, claims damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence or bad faith conduct referred to in (i).

The Indemnitor hereby agrees to waive any right it may have of first requiring the Agent and/or its Personnel to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming under this indemnity.

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to the Agent and/or its Personnel or insufficient to hold it harmless, then the Indemnitor shall contribute to the amount paid or payable by the Agent and/or its Personnel as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agent on the other hand but also the relative fault of the Indemnitor and the Agent, as well as any relevant equitable considerations; provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the fees received by the Agent hereunder pursuant to the attached letter agreement.

The Indemnitor agrees that in case (i) any legal proceeding shall be brought against the Indemnitor and/or the Agent and/or its Personnel by any governmental commission or regulatory authority or any stock exchange, or (ii) any entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or the Agent and/or its Personnel, and any Personnel of the Agent shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by the Agent, the Agent and/or its Personnel shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agent for time spent by its Personnel in connection therewith) and out-of-pocket expenses incurred by their Personnel in connection therewith shall be paid by the Indemnitor as they occur.

Promptly after receipt of notice of the commencement of any legal proceeding against the Agent and/or its Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Agent will notify the Indemnitor in writing of the commencement thereof and, the Indemnitor shall undertake the investigation and defence thereof on behalf of the Agent and/or any Personnel, as applicable, including the prompt employment of counsel reasonably acceptable to the Agent or the applicable Personnel affected and the payment of all reasonable expenses and throughout the course of any investigation or legal proceeding as contemplated herein, the Indemnitor will provide copies of all relevant documentation to the Agent, will keep the Agent advised of the progress thereof and will discuss with the Agent all significant actions proposed. Failure by the Agent to so notify the Indemnitor shall not

relieve the Indemnitor of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in forfeiture by the Indemnitor or material impairment of its substantive rights or defences.

No admission of liability and no settlement of any action shall be made without the prior written consent of the Indemnitor and the Agent or the Personnel affected, such consent not to be unreasonably withheld or delayed.

Notwithstanding that the Indemnitor shall undertake the investigation and defence of any action, the Agent or the Personnel affected shall have the right to employ separate counsel in any such action and participate in the defence thereof, but the fees and expenses of such counsel will be at the expense of the Agent or the Personnel affected unless (a) employment of such counsel has been authorized by the Indemnitor; (b) the Indemnitor shall not have assumed the defence of the action within 5 business days after receiving notice of the action; (c) the named parties to any such action include both the Indemnitor and the Agent or any Personnel and the Agent or the affected Personnel shall have been advised by counsel that there may be a conflict of interest between the Indemnitor and the Agent or the affected Personnel, as the case may be; or (d) there are one or more legal defences available to the Agent or the affected Personnel which are different from or in addition to those available to the Indemnitor.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Agent and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Agent and any of the Personnel of the Agent. The Indemnitor constitutes the Agent as trustee for the other indemnified parties as contemplated herein of the covenants of the Indemnitor under this Schedule "B" and the Agent hereby agrees to accept such trust and to hold and enforce such covenants on behalf of such persons. The foregoing provisions shall survive the completion of professional services rendered under the attached letter agreement or any termination of the authorization given by the attached letter agreement.